UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant    [_]

Check the appropriate box:

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[_]	Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(E)(2))

[X]	Definitive Proxy Statement

[_]	Definitive Additional Materials

[_]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

MEREDITH CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
November 8, 2005

        NOTICE IS HEREBY GIVEN that the Annual Meeting of holders of common stock and class B common stock of Meredith Corporation (hereinafter called the “Company”) will be held at the Company’s principal executive offices, 1716 Locust Street, Des Moines, Iowa 50309-3023, on Tuesday, November 8, 2005, at 10:00 A.M., local time, for the following purposes:

(1)	To elect four Class I directors for terms expiring in 2008.
(2)	To act on a shareholder proposal, if properly presented at the meeting.
(3)	To transact such other business as may properly come before the meeting or any adjournment thereof.

        By resolution of the Board of Directors, only holders of record of the Company’s common stock and class B common stock at the close of business on September 9, 2005, are entitled to notice of and to vote at the meeting or at any adjournment thereof.

By Order of the Board of Directors,

JOHN S. ZIESER
Vice President – Corporate Development,
General Counsel and Secretary

Des Moines, Iowa
September 29, 2005

PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED OR, IF YOU PREFER, PLEASE FOLLOW THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD FOR VOTING BY TELEPHONE OR VIA THE INTERNET. YOU MAY ACCESS THE COMPANY’S WEB SITE AT WWW.MEREDITH.COM TO VIEW THE PROXY STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS ONLINE. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. A PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION IS APPRECIATED.

PROXY STATEMENT
Annual Meeting of Shareholders
November 8, 2005

INTRODUCTION

        This Proxy Statement, along with the Company’s Annual Report to Shareholders, is being sent to shareholders on or about September 29, 2005, in connection with the solicitation of proxies by the Board of Directors of Meredith Corporation (the “Company”). The proxies are to be used in voting at the Annual Meeting of holders of common stock and class B common stock of the Company to be held at the Company’s principal executive offices, 1716 Locust Street, Des Moines, Iowa 50309-3023, on Tuesday, November 8, 2005, at 10:00 A.M., local time, and at any adjournment thereof.

        You can vote either in person at the Annual Meeting or by proxy without attending the meeting. We urge you to vote by proxy even if you plan to attend the meeting so we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the Annual Meeting in person, you may vote at the meeting and your earlier proxy will not be counted.

        YOU MAY VOTE BY SIGNING AND COMPLETING THE ENCLOSED PROXY CARD(S) AND RETURNING IT (THEM) IN THE ENCLOSED ENVELOPE.

        Instead of submitting your vote by mail using the enclosed proxy card, you may be able to vote on the Internet or by telephone. Please note that there are separate Internet and telephone voting arrangements depending on whether you hold your shares:

•	as the registered shareholder, also known as the “shareholder” or “holder” of record (that is, if you own shares directly in your own name and they are either kept at our transfer agent or are in your possession); or
•	as the “beneficial owner,” also known as holding the shares in “street name” (that is, if your shares are held for you by your bank, broker, or other holder of record).

        If you are the registered shareholder, you may vote by telephone or via the Internet by following the instructions on your proxy card.

        If you are a beneficial owner, please refer to the information forwarded by your bank, broker, or other holder of record to see which options are available to you. Most brokers and banks offer voting by telephone and via the Internet, as well as by mail.

        If you vote via the Internet, you may incur costs such as usage charges from Internet access providers and telephone companies. You will be responsible for these costs.

        All proxies, if properly voted and received in time for voting, will be voted in accordance with the directions of the shareholders. If no instructions are specified in a proxy, the proxy will be voted by the proxy holders FOR the election as directors of the nominees hereinafter named; AGAINST the shareholder proposal; and, in their discretion, upon such matters not presently known or determined that may properly come before the meeting.

        YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

        The giving of a proxy does not preclude the right to vote in person or by means of a subsequent proxy, should the person giving the proxy so desire. Any proxy may be revoked by giving notice to the Company in writing prior to the meeting or in open meeting, but such revocation shall not affect any vote previously taken.

        The expense of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling, and mailing the notice, proxy, and Proxy Statement and the reasonable costs of brokers, nominees, and fiduciaries in supplying proxies to beneficial owners, will be paid by the Company. The solicitation will be made by use of the mail, through brokers and banking institutions, and by directors, officers, or regular employees of the Company. In addition to solicitation by use of the mail, certain directors, officers, or regular employees of the Company may solicit proxies by telephone, telegraph, Internet, telecopy, or personal contact.

SHARES ENTITLED TO VOTE

        Each holder of record of common stock at the close of business on September 9, 2005, is entitled to one vote per share so held on all matters to come before the meeting. At the close of business on September 9, 2005, there were outstanding and entitled to vote at the Annual Meeting, 39,701,158 shares of common stock of the Company. Each holder of record of class B common stock at the close of business on September 9, 2005, is entitled to ten votes per share so held on all matters to come before the meeting. At the close of business on September 9, 2005, there were outstanding and entitled to vote at the Annual Meeting, 9,585,933 shares of class B common stock of the Company, for a total of 135,560,488 votes.

        The presence, in person or by proxy, of the holders of a majority of shares entitled to vote at the Annual Meeting constitutes a quorum. Shares will be considered part of the quorum if the shareholder has returned a signed and dated proxy card, has registered his or her vote by electronic means, or is present at the Annual Meeting. Abstentions and broker non-votes are counted as “shares present” at the meeting for purposes of determining if a quorum exists. A broker non-vote occurs when a broker submits a proxy that does not indicate a vote as to a proposal because he or she does not have voting authority and has not received voting instructions from the shareholder.

Agenda Items

        (1)  Election of Directors.   Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. This means that the nominees receiving the highest number of votes cast for the number of positions to be filled are elected. Abstentions and broker non-votes have no effect on determinations of plurality, except to the extent that they affect the total votes received by any particular candidate. A properly executed proxy marked “withheld” with respect to the election of one or more directors will not be voted for the director or directors indicated, although it will be counted for purposes of determining whether a quorum is present.

        (2)  Shareholder Proposal.   The affirmative vote of a majority of the voting power represented at the Annual Meeting and entitled to vote is required to approve the shareholder proposal.

        (3)  Other Matters.    Unless otherwise required by law, the affirmative vote of a majority of the voting power represented at the Annual Meeting and entitled to vote is required for other matters that may properly come before the meeting.

        For matters requiring majority approval, abstentions have the effect of negative votes, meaning that abstentions will be counted in the denominator, but not the numerator, in determining whether a matter has received sufficient votes to be approved. Broker non-votes are not treated as shares entitled to vote on matters requiring majority approval and are excluded from the calculation.

        If an individual has signed a proxy card but failed to indicate a vote “for,” “against,” or “withhold authority,” such proxy will be voted FOR the election as directors of the nominees therein named; AGAINST the shareholder proposal; and, in their discretion, upon such matters not presently known or determined that may properly come before the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        Under regulations of the Securities and Exchange Commission (the “SEC”), persons who have power to vote or to dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial owners of such shares. Because the voting or dispositive power of certain stock listed in the following table is shared, in some cases the same securities are listed opposite more than one name in the table. The total number of the Company’s shares as listed in the table (excluding stock options that are presently exercisable or will become exercisable prior to September 30, 2005), after elimination of such duplication is 17,489,276 shares of common stock (approximately 44% of the outstanding common stock) and 8,638,428 shares of class B common stock (approximately 90% of the outstanding class B common stock).

        Set forth below is information as of July 31, 2005, concerning security ownership by each person who is known to management to be the beneficial owner of more than 5% of any class of the Company’s voting securities, and security ownership by management.

	Common Stock Owned			Class B Common Stock Owned (1)

Name	Sole Voting or Investment Power	Shared Voting or Investment Power	% of Class (2)	Sole Voting or Investment Power	Shared Voting or Investment Power	% of Class

(a) Beneficial owners of more than 5%
Katherine C. Meredith (3) (4) (5) c/o Marilyn Dillivan 1716 Locust Street Des Moines, IA 50309-3023	1,653,486	123,612	14%	4,471,144	92,412	48%
E. T. Meredith IV (4) (5) c/o Marilyn Dillivan 1716 Locust Street Des Moines, IA 50309-3023	35,992	92,412	6%	1,546,545	692,412	23%
D. Mell Meredith Frazier,
Director (4) (5) (6) 1716 Locust Street Des Moines, IA 50309-3023	44,244	92,412	5%	1,467,866	692,412	23%
Anna K. Meredith Endowment Trust (7) 665 Locust Street Des Moines, IA 50304	0	0	1%	0	600,000	6%
AMVESCAP PLC (8) 11 Devonshire Sq. London, EC2M 4YR England	4,235,190	0	11%	0	0
Barclays Global Investors NA (9) 45 Fremont St. San Francisco, CA 94105	4,226,065	0	11%	0	0
Select Equity Group, Inc.; Select Offshore Advisors, LLC; and George S. Loening (10)	4,205,698	0	11%	0	0
380 Lafayette Street, 6th Floor New York, NY 10003
T. Rowe Price Associates, Inc. (11) 100 E. Pratt Street Baltimore, MD 21202	2,269,564	0	6%	0	0

	Common Stock Owned			Class B Common Stock Owned (1)

Name	Sole Voting or Investment Power	Shared Voting or Investment Power	% of Class (2)	Sole Voting or Investment Power	Shared Voting or Investment Power	% of Class

(b) Directors, not listed above, including nominees and named executive officers
Herbert M. Baum, Director (12) (13)	67,371	0	*	0	0
Mary Sue Coleman, Director (12) (13)	39,949	0	*	0	0
John H. Griffin, Jr., President-Publishing Group	12,600	0	*	0	0
Frederick B. Henry, Director (4) (12) (13)	35,520	124,208	2%	0	457,661	**
Joel W. Johnson, Director (12) (13)	56,449	0	*	0	0
William T. Kerr, Director, Chairman and Chief Executive Officer (4) (5) (6) (14) (15)	1,396,394	110,917	4%	0	0
Stephen M. Lacy, Director, President and Chief Operating Officer (5) (6) (14) (15)	263,745	2,600	*	0	0
Robert E. Lee, Director (12) (13)	54,507	0	*	2,800	0	*
David J. Londoner, Director (5) (13)	40,729	5,000	*	0	0
Philip A. Marineau, Director (12) (13)	39,339	0	*	0	0
Charles D. Peebler, Jr., Director (12) (13)	9,695	0	*	0	0
Suku V. Radia, Vice President-Chief Financial Officer (6) (14) (15) (16)	108,125	0	*	0	0
Nicholas L. Reding, Director (12) (13)	74,756	0	*	0	0
John S. Zieser, Vice President-Corporate Development, General Counsel & Secretary (5) (6) (14) (15) (16)	128,941	1,856	*	0	0
(c) All directors and executive officers as a group (4) (5) (6) (12) (13) (14) (15) (16) (17) [16 persons]	2,382,488	336,993	11%	1,470,666	1,150,073	23%

*	Less than 1%
**	4.7%
(1)	Class B common stock is not transferable except to members of the family of the holder and certain other related entities. Class B common stock, however, is convertible, share for share, at any time into fully transferable common stock without the payment of any consideration.
(2)	Shares listed in the table under “Common Stock Owned” do not include shares of common stock deemed to be owned by the shareholder as a result of the shareholder’s ownership of class B common stock which is convertible, share for share, into common stock. However, the calculation of “% of Class” includes such shares deemed to be owned. If such shares were not included in the calculations, the common stock ownership percentages would be: Ms. Katherine C. Meredith, 4%; Mr. E. T. Meredith IV, less than 1%; Ms. D. Mell Meredith Frazier, less than 1%; the Anna K. Meredith Endowment Trust, 0%; Mr. Frederick B. Henry, less than 1%; the other individuals’ ownership percentages would be unchanged; and the ownership percentage in (c) All directors and executive officers as a group would be 7%.
(3)	Includes 1,653,486 shares of common stock held in the Meredith Investments, Limited Partnership (“MILP”). MILP has entered into a prepaid variable equity forward contract relating to an aggregate of 1,000,000 shares of common stock, with a maturity date of July 7, 2008, at which time MILP will be required to deliver up to 1,000,000 shares under the contract terms. MILP has pledged 1,000,000 shares of common stock to secure its obligations under this contract. Also includes 30,000 vested options for common stock and 1,200 shares of common stock held in the Estate of Edwin T. Meredith III.
(4)	Includes shares owned by various trusts. The inclusion of these shares is not to be taken as an admission by the named shareholder of beneficial ownership of these shares for any other purpose.
(5)	Includes shares beneficially owned by spouses and relatives living in the same home with the named individuals and/or shares owned by family partnerships.
(6)	Includes shares held by Principal Life Insurance Company, as trustee under the Meredith Savings and Investment Plan for the benefit of certain participants, which shares are voted by the trustee at the direction of the individual plan participants.

(7)	This is a charitable trust with five trustees: Bankers Trust Company, D. Mell Meredith Frazier, E. T. Meredith IV, Quentin G. Heisler, Jr., and John D. Bloodgood. The five trustees act by majority vote.
(8)	Information as of December 31, 2004, based on Schedule 13G filed with the SEC.
(9)	Information as of May 31, 2005, based on Schedule 13G/A filed with the SEC.
(10)	Information as of July 19, 2005, based on Schedule 13G/A filed with the SEC.
(11)	Information as of December 31, 2004, based on Schedule 13G filed with the SEC.
(12)	Includes stock equivalent units held by non-employee directors under the Meredith Corporation Stock Plan for Non-Employee Directors as follows (rounded to the nearest whole number): 11,607 shares for Mr. Robert E. Lee; 10,072 shares for Mr. Joel W. Johnson; 9,003 shares for Mr. Herbert M. Baum; 4,812 shares for Mr. Nicholas L. Reding; 1,947 shares for Mr. Philip A. Marineau; 1,687 shares for Mr. Charles D. Peebler, Jr.; 1,659 shares for Dr. Mary Sue Coleman; and 1,520 shares for Mr. Frederick B. Henry; for an aggregate total of 42,307 shares.
(13)	Includes shares which are subject to presently exercisable stock options or options exercisable within 60 days following July 31, 2005, by non-employee directors under the Meredith Corporation Stock Plan for Non-Employee Directors as follows: 46,000 shares for Mr. Herbert M. Baum; 42,000 shares each for Messrs. Joel W. Johnson, Robert E. Lee, and Nicholas L. Reding; 36,000 shares for Dr. Mary Sue Coleman; 30,000 shares for Mr. Philip A. Marineau; 12,000 shares for Mr. David J. Londoner; 6,000 shares for Mr. Charles D. Peebler, Jr.; and 2,000 shares for Ms. D. Mell Meredith Frazier and Mr. Frederick B. Henry.
(14)	Includes shares which are subject to presently exercisable stock options or options exercisable within 60 days following July 31, 2005, by executive officers under the Company’s Stock Incentive Plans as follows: 1,205,000 shares for Mr. William T. Kerr; 233,400 shares for Mr. Stephen M. Lacy; 107,500 shares for Mr. John S. Zieser; and 83,500 shares for Mr. Suku V. Radia.
(15)	Includes stock equivalent units and restricted stock units held by the executive officers under the Company’s Stock Incentive Plans as follows (rounded to the nearest whole number): 45,868 shares for Mr. William T. Kerr; 18,268 shares for Mr. Stephen M. Lacy; 13,042 shares for Mr. Suku V. Radia; and 6,986 shares for Mr. John S. Zieser; for an aggregate total of 84,164 shares.
(16)	Includes shares held by Smith Barney Stock Plan Services, as trustee under the Meredith Corporation Employee Stock Purchase Plan of 2002 for the benefit of certain officers, which shares are voted by the trustee at the direction of the individual plan participants.
(17)	Includes 1,889,400 shares which are subject to presently exercisable stock options or options exercisable within 60 days following July 31, 2005, by the directors and executive officers as a group.

ELECTION OF DIRECTORS

        The Company’s Restated Articles of Incorporation provide that the Board of Directors shall consist of not fewer than three nor more than 15 persons, as may be provided by the Bylaws, to be divided into three classes, each class to consist, as nearly as may be possible, of one-third of the total number of directors. The Bylaws provide that the number of directors shall be fixed from time to time by resolution of the Board of Directors. The last resolution provided for 12 directors. The proxies cannot be voted for a greater number of persons than the number of nominees named herein.

        Listed below are the four persons who have been nominated as Class I Directors to serve three-year terms to expire in 2008. All of the Class I nominees are currently serving as directors and were previously elected by the shareholders. Should any of these nominees become unable to serve prior to the upcoming Annual Meeting, an event that is not anticipated by the Company, the proxies, except those from shareholders who have given instructions to withhold voting for the following nominees, will be voted for such other person or persons as the Nominating/Governance Committee may nominate. Certain information concerning each of the four nominees for Class I directors and each of the continuing directors is set forth below.

Nominees for Election as Class I Directors –
Terms to Expire in 2008

Nominee	Age	Year First Elected as a Director	Principal Occupation, Business Experience, and Other Information

Robert E. Lee	70	1982	President, Glacier Properties, Inc. (private investment firm), 1986 to present; Executive Director, Emeritus, The Denver Foundation (community foundation), 1996 to present; Executive Director, The Denver Foundation, 1989 to 1996; Chairman and CEO, First National Bank of Denver, 1980 to 1989. Mr. Lee is a director of Financial Investors Trust; Financial Investors Variable Income Trust; ING North America Insurance Holdings, Inc.; and Reaves Utility Income Fund.
David J. Londoner	68	2001	General Partner, The North River Company (family investment partnership), 1995 to present; Managing Director, Manager of Media/Entertainment Research Sector, ABN AMRO, Inc. (investment banking firm), 2000 to 2001; Managing Director, Director of Media/Entertainment Research Group, Schroder & Co., Inc. (successor to Wertheim & Co. Inc.) (investment banking firm), 1989 to 2000. Mr. Londoner is a director of EMI Group plc.
Philip A. Marineau	58	1998	President and Chief Executive Officer, Levi Strauss & Co. (worldwide brand apparel company), September 1999 to present. Mr. Marineau is a director of Levi Strauss & Co.
Charles D. Peebler, Jr.	69	2002	Managing Director, Plum Capital, LLC (media venture capital firm), 1999 to present; Chairman Emeritus, True North Communications, Inc., 1999 to 2001; President, True North Communications, Inc. and CEO, True North Diversified Companies Group, 1997 to 1999. Mr. Peebler is a director of AvalonBay Communities, Inc.; EOS International Inc.; and Valmont Industries, Inc.

Directors Continuing in Office as Class III Directors –
Terms to Expire in 2007

Director	Age	Year First Elected as a Director	Principal Occupation, Business Experience, and Other Information

Mary Sue Coleman	61	1997	President, University of Michigan, August 2002 to present; President, The University of Iowa, 1995 to July 2002. Dr. Coleman is a director of Johnson & Johnson.
D. Mell Meredith Frazier	49	2000	Chairman, Meredith Corporation Foundation (private charitable foundation), September 2003 to present; President, Meredith Corporation Foundation, March 2003 to September 2003; Vice President, Meredith Corporation Foundation, September 1999 to February 2003; Director of Corporate Planning, Meredith Corporation, October 1999 to September 2003; Financial Analyst, Meredith Corporation, July 1995 to October 1999.
Joel W. Johnson	62	1994	Chairman and Chief Executive Officer, Hormel Foods Corporation (producer and marketer of meat and food products), July 2004 to present; Chairman, President, and Chief Executive Officer, 1995 to June 2004. Mr. Johnson is a director of Hormel Foods Corporation; Ecolab Inc.; and US Bancorp.
Stephen M. Lacy	51	2004	President and Chief Operating Officer, Meredith Corporation, July 2004 to present; President-Publishing Group, November 2000 to June 2004; President-Integrated and Interactive Marketing Group, March 2000 to November 2000; Vice President-Chief Financial Officer, February 1998 to March 2000.

Directors Continuing in Office as Class II Directors –
Terms to Expire in 2006

Director	Age	Year First Elected as a Director	Principal Occupation, Business Experience, and Other Information

Herbert M. Baum	68	1994	Executive Chairman, Action Performance Companies, Inc. (designer and distributor of licensed motorsports merchandise), August 2005 to present; Chairman, President, and Chief Executive Officer (retired), The Dial Corporation (manufacturer and marketer of consumer products), April 2005 to present; Vice Chairman, President, and Chief Executive Officer, April 2004 to April 2005; Chairman, President, and Chief Executive Officer, 2000 to April 2004; President and Chief Operating Officer, HASBRO, Inc. (toy manufacturer), 1999 to 2000. Mr. Baum is a director of Action Performance Companies, Inc.; America West Holdings Corporation; Pepsi Americas, Inc.; and Playtex Products, Inc.
Frederick B. Henry	59	1969	President, The Bohen Foundation (private charitable foundation), 1985 to present.
William T. Kerr	64	1994	Chairman and Chief Executive Officer, Meredith Corporation, July 2004 to present; Chairman, President, and Chief Executive Officer, January 1998 to June 2004. Mr. Kerr is a director of Maytag Corporation and Principal Financial Group.

Director	Age	Year First Elected as a Director	Principal Occupation, Business Experience, and Other Information

Nicholas L. Reding	70	1992	Chairman, Nidus Center for Scientific Enterprise (plant science and biotechnology business incubator), 1999 to present; Chairman, The Keystone Center (nonprofit organization which facilitates dispute resolution based on science leading to public policy), 2001 to June 2004.

CORPORATE GOVERNANCE

        Our Company was founded upon service to our customers and we are committed to building value for our shareholders. Our products and services continue to distinguish themselves on the basis of quality, customer service, and value that can be trusted.  Consistent with these principles, Meredith Corporation strives to uphold the highest standards of ethical conduct, to be a leader in corporate governance, to report results with accuracy and transparency, and to maintain full compliance with the laws, rules, and regulations that govern Meredith’s businesses.

        Corporate Governance Guidelines.   The Board of Directors has adopted the Company’s Corporate Governance Guidelines, charters for each of the Board committees, Code of Business Conduct and Ethics, and Code of Ethics for Chief Executive Officer and Senior Financial Officers. These documents are posted on the Corporate Governance section of the Meredith Corporation web site, www.meredith.com, and are available upon request to the Secretary of the Company.

        Because certain members of the Meredith family, acting as a group, control more than 50% of the voting power of Meredith Corporation, the Company qualifies as a “controlled company” for purposes of the New York Stock Exchange (“NYSE”) listing standards. As such, and in order to permit Ms. Frazier to continue to serve on the Compensation Committee and Nominating/Governance Committee, the Company has elected the exemption available to controlled companies with respect to compliance with the NYSE requirement that all members of such committees be independent. Ms. Frazier may, under the current NYSE listing standards, again be considered independent on September 24, 2006, which is three years following the date Ms. Frazier resigned as an employee of the Company. All other members of these committees are independent.

        The Board of Directors currently consists of 12 members, nine of whom are independent for purposes of the NYSE listing standards. The Board of Directors has determined that each of the following directors has no material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company) and, accordingly, is independent: Dr. Mary Sue Coleman, and Messrs. Herbert M. Baum, Frederick B. Henry, Joel W. Johnson, Robert E. Lee, David J. Londoner, Philip A. Marineau, Charles D. Peebler, Jr., and Nicholas L. Reding.

        Director nominees are selected by the Nominating/Governance Committee in accordance with the policies and principles of its charter and the Corporate Governance Guidelines. The Guidelines also provide that non-management directors meet in executive session at least quarterly. Mr. Robert E. Lee, as Chairman of the Nominating/Governance Committee, presides at these executive sessions. Shareholders who wish to communicate with the Board should address their communication to: Board of Directors, Meredith Corporation, c/o Office of the General Counsel, 1716 Locust Street, Des Moines, Iowa 50309-3023. Mail addressed in this manner will be forwarded to Mr. Lee. Shareholders may also deliver such communication by phone at 1-888-567-8100, or by e-mail at code.ethics@meredith.com.

        The Guidelines require the Board to have a Nominating/Governance Committee, an Audit Committee, and a Compensation Committee. Each committee has its own charter setting forth the qualifications for membership on the committee and the purposes, goals, and responsibilities of the committee. Each of these committees has the power to hire independent legal, financial, or other advisors as it deems necessary, without consulting or obtaining the approval of any officer of the Company in advance.

        The Board has also adopted a Code of Business Conduct and Ethics, which outlines the principles, policies, and laws that govern the activities of Meredith Corporation and which serves as a tool for professional conduct in the workplace. The Code of Business Conduct and Ethics applies to directors as well as employees.

BOARD COMMITTEES, MEETINGS, AND COMPENSATION

Committees of the Board

        Nominating/Governance Committee.   The members of this committee are Messrs. Lee (Chairman), Baum, Henry, and Marineau, Ms. Frazier, and Dr. Coleman, all of whom are non-employee directors and all of whom, except Ms. Frazier, for purposes of the NYSE listing standards, are independent. The committee’s purpose is to: (1) assist the Board by identifying individuals qualified to become Board members and recommend to the Board the director nominees for the next Annual Meeting of Shareholders; (2) recommend to the Board the Corporate Governance Guidelines applicable to the Company; (3) lead the Board in its annual review of the Board’s performance; and (4) recommend to the Board director nominees for each committee.

        The committee will consider shareholder recommendations for directors which comply with the requirements set forth under the section entitled “SHAREHOLDER PROPOSALS” which appears later in this document. Nominees for directorship are considered in accordance with the policies and principles in the Nominating/Governance Committee Charter. The committee is responsible for reviewing with the Board the requisite skills and characteristics of board nominees.  It assesses nominees’ qualifications for independence, as well as other considerations including skills, experience, diversity, and age in the context of the needs of the Board. Our priority is to seek the most qualified and experienced candidate possible.

        Audit Committee.   The members of this committee are Messrs. Marineau (Chairman), Johnson, Londoner, and Peebler, and Dr. Coleman. The committee is composed entirely of non-employee directors, each of whom meets the “independence” requirements of the NYSE listing standards, as well as the Sarbanes-Oxley Act of 2002. Pursuant to the Company’s Audit Committee Charter, each member of the committee, in addition to meeting the “independence” requirement, must be “financially literate” as contemplated under the NYSE rules. Furthermore, the Board of Directors has determined that Messrs. Marineau, Johnson, Londoner, and Peebler each meet the requirements to be named “audit committee financial experts” as the term has been defined by the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. The Audit Committee Charter currently in effect is attached to this Proxy Statement as Exhibit A.

        The committee assists the Board of Directors in fulfilling its oversight responsibilities as they relate to the Company’s accounting policies and internal controls, financial reporting practices, and legal and regulatory compliance. It is directly responsible for the appointment, compensation, and oversight of the Company’s independent auditor, also referred to as “registered public accounting firm” and has the “sole authority to appoint or replace the independent auditor.” In addition, the committee maintains, through regularly scheduled meetings, open lines of communication between the Board of Directors and the Company’s financial management, internal auditors, and independent registered public accounting firm.

        Compensation Committee.   The members of this committee are Messrs. Baum (Chairman), Henry, Lee, and Reding, and Ms. Frazier, all of whom are non-employee directors and all of whom, except Ms. Frazier, for purposes of the NYSE listing standards, are independent. The committee has overall responsibility for evaluation and approval of director and officer plans, policies, and programs. The committee reviews and approves corporate officers’ salaries; approves, prior to adoption, any officer, director, or management incentive, bonus, or stock plans or agreements; and administers such plans as required.

        Finance Committee.   The members of this committee are Messrs. Reding (Chairman), Johnson, Londoner, and Peebler, and Ms. Frazier. The committee advises the Board with respect to corporate financial policies and procedures, dividend policy, specific corporate financing and capital plans, and annual operating and capital budgets. It also provides financial advice and counsel to management, appoints depositories of corporate funds and specifies conditions of deposit and withdrawal, and approves corporate investment portfolios and capital expenditure requests by management within the limits established by the Board. In addition, the committee reviews pension plan performance and approves plan amendments.

Meetings of the Board

        During fiscal 2005 the Board had four regularly scheduled meetings, as did the Audit, Compensation, Finance, and Nominating/Governance Committees. In addition to regularly scheduled meetings, the

Board had two special meetings; the Audit Committee had four special meetings; the Finance Committee had two special meetings; and the Nominating/Governance Committee had one special meeting. All directors attended more than 75% of meetings of the full Board and the respective committees on which they served during fiscal 2005, with the exception of Mr. Peebler, who attended 70% of such meetings.

Compensation of the Board

        Employee directors receive no compensation for Board service. Non-employee directors receive a $40,000 annual retainer and committee chairpersons receive an additional $10,000 annual retainer for their service. Under the Meredith Corporation Stock Plan for Non-Employee Directors, non-employee directors have the opportunity to receive either all or 50% of the annual retainer (including the chairperson retainer) in either restricted stock or stock equivalent units having a value equal to 105% of the amount of the annual retainer converted. Each new non-employee director receives 1,200 shares of restricted stock upon election to the Board. The restricted stock vests on the fifth anniversary of the date of the grant. During fiscal 2005, eight of ten non-employee directors elected to receive all or 50% of their retainer in restricted stock or stock equivalent units.

        As a further encouragement of directors’ ownership of the Company’s stock, each non-employee director receives an option to purchase 6,000 shares of Company common stock on the day following the Annual Meeting of Shareholders at an exercise price equal to the average of the high and low market prices on the date of the grant. The options become exercisable one-third per year over a three-year period beginning on the first anniversary of the grant date. The options expire on the tenth anniversary of the grant date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Under the terms of a lease agreement regarding a King Air aircraft owned by Mrs. Katherine C. Meredith, the Company has contracted to rent the aircraft at an hourly rate and to provide storage, crew, and other services to Mrs. Meredith at negotiated rates. Under the terms of the agreement, during the fiscal year ended June 30, 2005, the charges assessed to the Company for its use of the King Air were approximately $124,000 and the charges assessed to Mrs. Meredith for services provided by the Company for the aircraft were approximately $76,000.

        Members of the Meredith family are substantial shareholders of the Company. For information with respect to the stock ownership of the Meredith family, see the “Security Ownership of Certain Beneficial Owners and Management” table. Ms. D. Mell Meredith Frazier is a member of the Board of Directors of the Company. See “Directors Continuing as Class III Directors – Terms to Expire in 2007.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act requires that certain of the Company’s officers and directors and persons who own more than 10% of the Company’s outstanding stock file reports of ownership and changes in ownership with the SEC and the NYSE. To the Company’s knowledge, based solely upon a review of copies of forms submitted to the Company during and with respect to the most recent fiscal year and on written representations from the Company’s directors and officers, one Section 16(a) filing was late during the fiscal year ended June 30, 2005. One transaction made by Mr. John H. Griffin, Jr. which required a Form 4 was not reported within the required time period. The filing was made as soon as the oversight was discovered.

COMPENSATION OF EXECUTIVE OFFICERS

        The following table provides a summary of compensation paid to Mr. Kerr and the other four most highly compensated executive officers of the Company (the “named executive officers”) for services rendered to the Company during each of the last three fiscal years.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Awards

Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Award(s) (1)(2)	Securities Underlying Awards (3)	All Other Compensation (4)

William T. Kerr	2005	$990,000	$2,600,000	$84,792		195,000	$12,496
Chairman and Chief	2004	900,000	2,250,000			350,000	12,115
Executive Officer (5)	2003	765,000	1,235,000	77,788		150,000	12,860
Stephen M. Lacy	2005	675,000	921,925		$375,439	90,000	19,395
President and Chief	2004	550,000	700,000		58,379	140,000	10,078
Operating Officer	2003	500,000	550,000		26,276	60,000	9,125
John H. Griffin, Jr.	2005	575,000	675,000			40,000	7,488
President-Publishing	2004	490,384	575,000	26,864	471,724	25,000	216
Group (6)	2003		175,000
John S. Zieser	2005	480,000	720,000		19,506	40,000	13,758
V.P.-Corporate	2004	440,000	645,000		45,988	60,000	10,085
Development, General	2003	370,000	475,000		7,597	25,000	9,030
Counsel & Secretary
Suku V. Radia	2005	465,000	525,000		6,471	40,000	23,116
V.P.-Chief Financial	2004	440,000	605,000		82,254	60,000	9,212
Officer	2003	393,000	460,000		25,815	25,000	8,360

(1)	Accumulated Restricted Stock:
	Shares	Aggregate Year-End Value ($)

William T. Kerr	*	*
Stephen M. Lacy	10,954	537,403
John H. Griffin, Jr.	10,200	500,412
John S. Zieser	1,745	85,610
Suku V. Radia	4,000	196,420
*On February 25, 1999, Mr. Kerr and the Company entered into an agreement whereby all of Mr. Kerr’s restricted stock (43,200 shares) was exchanged for an equal number of stock equivalent units.

Dividends are paid on reported restricted stock.

(2)	Generally, restricted stock awards vest either three years or five years after date of grant; however, the vesting of certain shares of restricted stock is also conditioned upon the continued holding of a corresponding number of shares of common stock. Of the shares listed above, 10,000 shares of Mr. Griffin’s restricted stock and 7,000 shares of Mr. Lacy’s restricted stock will vest three years after the grant date.
(3)	During fiscal 2005, the named executive officers were granted an aggregate of 405,000 nonqualified stock options which vest on the third anniversary of the grant date and expire August 10, 2014.
(4)	This column discloses: (a) matching contributions made by the Company equal to 80% of the first 5% of the employee’s contributions to the Meredith Savings and Investment Plan, a defined contribution plan available generally to the employees of the Company, as follows: $8,400 for Messrs. Kerr, Lacy, Zieser, and Radia; and $5,307 for Mr. Griffin; (b) the premiums paid on term life insurance in fiscal 2005 as follows: $4,096 for Mr. Kerr; $1,494 for Mr. Lacy; $846 for Mr. Griffin; $1,009 for Mr. Zieser; and $564 for Mr. Radia; and (c) premiums paid for executive long-term disability as follows: $9,501 for Mr. Lacy; $1,334 for Mr. Griffin; $4,349 for Mr. Zieser; and $14,152 for Mr. Radia.
(5)	Other Annual Compensation in fiscal 2005 includes $51,313 in professional fees paid by the Company for estate and tax planning.
(6)	Mr. Griffin joined the Company on June 30, 2003.

Option Grants Table

        The following table sets forth certain information with respect to options to purchase shares of the Company’s common stock awarded during fiscal 2005 to the named executive officers. All options granted were nonqualified options. The option exercise price is equal to the fair market value of the Company’s common stock on the date of the grant.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants					Realizable Value at Assumed Annual Appreciation for Option Term (3)

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year (1)	Exercise or Base Price ($)	Expiration Date (2)	5% ($)	10% ($)

William T. Kerr	195,000	22.18	49.97000	August 10, 2014	6,128,044	15,529,666
Stephen M. Lacy	90,000	10.24	49.97000	August 10, 2014	2,828,328	7,167,538
John H. Griffin, Jr.	40,000	4.55	49.97000	August 10, 2014	1,257,035	3,185,572
John S. Zieser	40,000	4.55	49.97000	August 10, 2014	1,257,035	3,185,572
Suku V. Radia	40,000	4.55	49.97000	August 10, 2014	1,257,035	3,185,572
All Shareholders (4)					1,549,183,589	3,925,935,379

(1)	Total options granted to employees during the fiscal year were 879,200.
(2)	Options are fully exercisable after death or termination of employment due to disability or retirement through the expiration date.
(3)	As required by the rules of the SEC, the dollar amounts under these columns represent the hypothetical gain or “option spread” that would exist for the options based on assumed 5% and 10% annual compounded rates of stock price appreciation over the full option term. The prescribed rates are not intended to forecast possible future appreciation.
(4)	All shareholders are shown for comparison purposes only. The realizable value to all shareholders is the aggregate net gain, assuming a starting market price of $49.97 (the fair market value on August 10, 2004), and appreciation at assumed annual rates of 5% and 10% for a ten-year period.

Option Exercises and Year-End Value Table

        The following table sets forth, for each named executive officer, information on the status of all options granted to such officer as of June 30, 2005.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

Name	Shares Acquired on Exercise	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($) (2)

			Exercisable	Unexercisable	Exercisable	Unexercisable

William T. Kerr	25,000	731,063	1,180,000	670,000	23,935,985	3,088,563
Stephen M. Lacy			213,400	280,000	2,912,485	1,203,175
John H. Griffin, Jr.			0	65,000	0	72,375
John S. Zieser			99,167	120,333	1,461,599	509,083
Suku V. Radia			75,167	120,333	1,236,847	509,083

(1)	Calculated based on the difference between the exercise price and the fair market value on the date of exercise.
(2)	Calculated based on the fair market value of the Company’s common stock on June 30, 2005 ($49.06).

RETIREMENT PROGRAMS AND EMPLOYMENT AGREEMENTS

        The Company maintains separate qualified defined benefit plans for its union and nonunion employees, as well as two nonqualified supplemental pension plans covering certain nonunion employees. Defined benefit plans and the supplemental pension plans are actuarial plans and the amount of the contribution with respect to a specific person cannot readily be separately calculated by the regular actuaries for the plans. The Company makes annual contributions to the qualified plans to the extent permitted by the funding rules of the Internal Revenue Service.

        As of January 1, 2005, the latest date for which information is available, 347 employees participated in the bargaining unit defined benefit plan and 2,686 nonunion employees participated in the nonunion defined benefit plans. Assuming retirement at age 65, estimated annual retirement benefits under the nonunion qualified plan in effect for the 2005 plan year would be as follows:

PENSION TABLE

Final Average Compensation	Years of Service

	10	15	20

1,000,000	241,275	361,912	482,549
1,100,000	266,275	399,412	532,549
1,200,000	291,275	436,912	582,549
1,300,000	316,275	474,412	632,549
1,400,000	341,275	511,912	682,549
1,500,000	366,275	549,412	732,549
1,750,000	428,775	643,162	857,549
2,000,000	491,275	736,912	982,549
2,250,000	553,775	830,662	1,107,549
2,500,000	616,275	924,412	1,232,549
2,750,000	678,775	1,018,162	1,357,549
3,000,000	741,275	1,111,912	1,482,549
3,250,000	803,775	1,205,662	1,607,549
3,500,000	866,275	1,299,412	1,732,549
3,750,000	928,775	1,393,162	1,857,549
4,000,000	991,275	1,486,912	1,982,549
4,250,000	1,053,775	1,580,662	2,107,549
4,500,000	1,116,275	1,674,412	2,232,549
4,750,000	1,178,775	1,768,162	2,357,549
5,000,000	1,241,275	1,861,912	2,482,549
5,250,000	1,303,775	1,955,662	2,607,549

        As of January 1, 2005, the credited years of service for individuals listed in the compensation tables above are as follows: Mr. Kerr – 12 years; Mr. Lacy – 6 years; Mr. Griffin – 6 years; Mr. Zieser – 5 years; and Mr. Radia – 4 years. For calendar year 2005, covered compensation for purposes of the supplemental pension plans including bonuses was $4,229,616 for Mr. Kerr; $1,434,423 for Mr. Lacy; $1,169,615 for Mr. Griffin; $1,124,042 for Mr. Zieser; and $1,074,424 for Mr. Radia. The compensation includes deferrals under the Deferred Compensation Plan, which are included as compensation under the Replacement and Supplemental Plans.

        The Company has entered into employment agreements with certain executive officers. Those agreements are summarized below.

        The Company entered into an agreement with Mr. Kerr effective February 1, 2001, that provides for his employment through June 30, 2006, with automatic renewal for subsequent one-year terms beginning July 1, 2006, unless either party gives written notice six months or more prior to the expiration of the current term of its decision not to renew. Mr. Kerr receives an annual base salary and an incentive bonus determined under the terms of the Company’s Management Incentive Plan (or successor thereto). In addition to participating in the Meredith Employees’ Retirement Income Plan, the Meredith Savings and Investment Plan, and the Company’s supplemental retirement plans, the Company has established a Minimum Supplemental Retirement Benefit Program (“MSRBP”) for the benefit of Mr. Kerr, which provides for a minimum retirement benefit equal to the benefits Mr. Kerr would have received under the retirement plans of a previous employer offset by benefits accrued under the Company’s pension plans and also provides for a death benefit related to the value of the accrued benefit under the MSRBP. The agreement also provides for certain payments in the event that Mr. Kerr’s employment is terminated during the term of the agreement. In the event of termination without cause, Mr. Kerr would receive his base salary plus target bonus for a minimum of 12 months after the termination date.

        On May 11, 2004, the Company entered into a Consultancy Agreement and Amendment to Employment Agreement with Mr. Kerr that will provide the Company the benefit of Mr. Kerr’s services as a consultant for a period of three years following his retirement at an annual rate of not less than $300,000, plus the continuation of the perquisites, including health insurance coverage for himself and his spouse, at the same levels he had while serving as the Chief Executive Officer. The agreement also provides that Mr. Kerr will be nominated and, if elected, will serve as a director until the Annual Meeting of Shareholders in November 2009.

        The Company entered into an employment agreement with Mr. Griffin effective June 30, 2003, which provided for a base salary of $500,000 for fiscal 2004. Under the agreement, Mr. Griffin’s annual base salary and incentive bonus for subsequent years will be determined under applicable management performance programs administered by the Compensation Committee. In addition, Mr. Griffin is entitled to an annual payment of $75,000 in connection with his continuing employment with the Company. The agreement also provides for certain payments in the event that Mr. Griffin’s employment is terminated during the term of the agreement. In the event of termination without cause, Mr. Griffin would receive his base salary for a period of 12 months, which under certain conditions may be extended to 18 months, following such termination.

        Mr. Kerr and the other executive officers of the Company have all entered into severance agreements with the Company. These agreements provide for the payment to the executive of an amount equal to three times the average annual base salary and incentive compensation paid to the executive during the three fiscal years immediately prior to termination because of a change of control of the Company as defined in detail in the agreements. All agreements with the executive officers with respect to grants of nonqualified stock options under the Meredith Corporation 2004 Stock Incentive Plan (the “2004 Plan”) or predecessor plans provide for the vesting of options in the event of a change of control in accordance with the terms of the plans.

        Mr. Lacy entered into an amendment to his severance agreement on May 11, 2004, that provides that in the event he is not promoted to Chief Executive Officer of the Company by June 30, 2006 (the “Determination Date”), and thereafter voluntarily terminates his employment, the Company shall pay him the amount equal to his annual base salary and his target bonus and all equity awards previously granted to him shall immediately vest and run to term; provided that the Company can give written notice to extend the Determination Date by a period of up to an additional two years.

        All of the foregoing agreements are included as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005.

REPORT OF THE COMPENSATION
COMMITTEE ON EXECUTIVE COMPENSATION

        The Compensation Committee reviews and approves the compensation of the Company’s officers. The committee administers various stock and other compensation-related plans provided for the benefit of the Company’s officers, directors, and other key managers, with the purpose of encouraging the participants to achieve the Company’s performance goals by aligning the interests of the participants with the interests of the Company’s shareholders. There are no Compensation Committee interlocks and no member of management sits on the committee. The committee has provided the following report on executive compensation for inclusion in this Proxy Statement:

Compensation Philosophy

        The Company’s executive compensation philosophy has the following objectives:

(1)	To provide compensation opportunities competitive with those available at comparable firms in the specific industries in which the Company conducts its businesses and the national marketplace;
(2)	To provide the opportunity to earn beyond competitive levels if superior operating performance and shareholder returns are achieved;
(3)	To design incentives that balance the need to meet or exceed annual operating plans with the need for long-term business growth and to provide superior shareholder returns;
(4)	To provide clear, controllable, and measurable objectives for the executives to meet; and

(5)	To attract, retain, and motivate top caliber executives in each market segment in which the Company competes.

        Pay for performance, which is directly linked to both short-term and long-term compensation, is the foundation of the compensation program for the Company’s Chief Executive Officer and other executive officers.

        Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to the Chief Executive Officer and to each of the named executive officers to $1,000,000 annually (“Covered Employees”). The committee believes that it is in the best interests of the Company to receive maximum tax deductibility for compensation paid to the Chief Executive Officer and the other executive officers under Section 162(m). The committee has adopted or approved appropriate changes to the Company’s long-term and short-term incentive programs to provide for the deductibility of compensation received under the plans, but reserves the right to provide for compensation to the Chief Executive Officer and other executive officers that may not be deductible, if determined to be in the best interests of the Company and its shareholders.

Chief Executive Officer and Executive Officer Compensation Program Elements

        Periodic media and general industry competitive market reviews of executive compensation are conducted with the assistance of outside compensation consultants. The Company’s compensation program strives to be competitive in relation to the market data available. The committee strives to establish Chief Executive Officer and other executive officer base salaries within the mid-range of the market survey data. Short-term and long-term incentive targets are set in the same manner. Compensation beyond the mid-range may be awarded from time to time based upon individual performance.

        Base Salary.   Salaries for the Chief Executive Officer and executive officer group are based on the marketplace value of each job and on individual contributions and performance. The performance of the Chief Executive Officer and each executive officer is reviewed annually by the committee. Salary increases are based primarily on the annual merit reviews. The rates of increase are tied to both individual performance and general executive compensation trends.

        Mr. Kerr’s annual base salary was $990,000 for fiscal 2005. Mr. Kerr’s salary is within the mid-range of salaries for comparable positions as reported in the market survey data.

        Short-Term Incentive Program.   The Company’s Management Incentive Plan provides the Chief Executive Officer and other executive officers with an annual incentive to attain established financial and overall performance targets. For fiscal 2005, 100% of the incentive awards to the Chief Executive Officer and 85% of all other executive officers serving at the beginning of the fiscal year were based on specific financial targets relating to earnings and cash flow, with the balance relating to predetermined qualitative organizational objectives.

        The goals for each participant are reviewed and revised annually in connection with the approval of the budget for the upcoming fiscal year. For fiscal 2005, the incentive payments for goal achievement for the Chief Executive Officer were set at 100% of base salary for achieving target and up to 250% of base salary for achieving performance above target. The incentive payments for the other executive officers ranged from 50 to 75% for achieving target and up to a range of 125 to 187.5% for achieving performance above target. The committee, at each of its quarterly meetings, reviewed the progress of the Chief Executive Officer and other executive officers toward meeting the quantitative goals established for the fiscal year.

        For fiscal 2005, the Company exceeded the target financial performance goals established by the committee at the beginning of the year for Mr. Kerr to receive his incentive award. Mr. Kerr received an incentive award of $2,600,000, which included a discretionary award of $125,000. The award was determined by the fact that the Company significantly exceeded budgeted earnings and cash flow.

        For fiscal 2005, the named executive officers received incentive awards in the amounts set forth in the Summary Compensation Table above. For such officers (other than operating group presidents), the awards were based on the Company surpassing financial targets for earnings per share and cash flow and in recognition of the achievement of other quantitative and qualitative goals. For the operating group presidents, the awards were based on the relevant groups achieving or surpassing their respective financial targets for earnings and cash flow, the Company surpassing financial targets for earnings per share, and in recognition of the achievement of qualitative goals.

        Long-Term Incentive Program.   In fiscal 2005, the committee utilized the grant of nonqualified stock options, under the 2004 Plan, to the executive officers in the implementation of its long-term incentive program. These nonqualified stock options become exercisable on the third anniversary of the grant date and will expire on the tenth anniversary of the date of grant. All options granted become exercisable in the event of the grantee’s termination of employment due to death, disability, retirement, or a “change of control” as defined in the 2004 Plan. Unless the grantee’s employment with the Company is terminated for reasons other than death, disability, or retirement, the grantee may exercise all exercisable stock options until the date of expiration. In accordance with the 2004 Plan, all options granted during fiscal 2005 carry an exercise price at the fair market value on the date of grant.

        Performance-Based Restricted Stock Units.   In an effort to reduce the use of stock options and restricted stock, the committee has initiated a program involving the grant of performance-based restricted stock units. In fiscal 2006, the committee granted restricted stock units to key executives with performance goals based on the growth of the Company’s earnings per share for the three-fiscal-year period beginning July 1, 2005, and ending June 30, 2008. Upon completion of the three-year performance period, the number of restricted stock units earned will be paid out in the form of common stock on a one-for-one basis.

        The Meredith Executive Stock Ownership Program.   A stock ownership program has been designed by the committee utilizing the 2004 Plan. The purpose of the program is to encourage increased Company stock holdings by executives. Target levels of individual stock holdings are established for the participants in the program at one and one-half to two times each participant’s base pay. Each participant is awarded restricted stock equal to 20% of his or her personal acquisitions of Company stock up to the established target since the last day of the prior year. The incremental stock holdings must be maintained for a specified period of time in order for the restrictions to lapse. The committee believes this program provides further incentives to the participants to focus on long-term Company performance and shareholder value. Because Mr. Kerr has met his target ownership, he did not receive any shares of restricted stock under this program during fiscal 2005. The other named executive officers received an aggregate total of 1,222 shares of restricted stock under this program during fiscal 2005.

Other Compensation

        The Chief Executive Officer and other executive officers are eligible to participate in the Company benefit plans described elsewhere in this Proxy Statement under the terms of those plans and without consideration of achievement of performance standards.

Peer Group Selection and Comparative Analysis

        The Company does not believe that the published indices accurately reflect the mix of businesses in which the Company competes. Therefore, the Company has, in good faith, selected a Peer Group of ten media and television broadcast companies for the purpose of preparing the shareholder performance graph set forth under “Comparison of Shareholder Return.” Recognizing that there are no other companies that have the exact combination of businesses as the Company, the companies selected for the Peer Group have multimedia businesses primarily with publishing and/or television broadcasting in common with the Company.

        Many of the companies selected for the Peer Group are larger and/or engaged in businesses other than the Company’s core businesses. Consequently, for the purposes of compensation comparisons, the Company and the committee have chosen to use broader media and general industry survey information that includes information on members of the Peer Group. The committee has attempted to maintain the total compensation for the Chief Executive Officer and other executive officers at a level close to the mid-range of the surveyed groups.

Conclusion

        The committee believes that the Company’s executive compensation programs effectively tie executive pay to the performance of the Company and to shareholder value.

Herbert M. Baum, Chairman
D. Mell Meredith Frazier
Frederick B. Henry
Robert E. Lee
Nicholas L. Reding

AUDIT COMMITTEE REPORT

        The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight of the Company’s financial reporting process through periodic meetings with the Company’s independent auditor (hereinafter, “registered public accounting firm”), internal auditors, and management to review accounting, auditing, internal controls, and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent registered public accounting firm.

        We have reviewed and discussed with senior management the Company’s audited financial statements included in the 2005 Annual Report to Shareholders. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management, and (ii) have been prepared in conformity with accounting principles generally accepted in the United States.

        We have discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by SAS 61 (Communications with Audit Committee). SAS 61 requires our independent registered public accounting firm to provide us with additional information regarding the scope and results of its audit of the Company’s financial statements, including with respect to (i) their responsibility under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

        We have received from KPMG LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between KPMG LLP and the Company that, in its professional judgment, may reasonably be thought to bear upon independence. KPMG LLP has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

        Based upon the review and discussions described above with respect to the Company’s audited financial statements included in the Company’s 2005 Annual Report to Shareholders, we have recommended to the Board of Directors that such financial statements be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

        As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States. That is the responsibility of management and the Company’s independent registered public accounting firm. In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

Philip A. Marineau, Chairman
Mary Sue Coleman
Joel W. Johnson
David J. Londoner
Charles D. Peebler, Jr.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has reappointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending June 30, 2006. Selection of the independent auditor is made solely by the Audit Committee of the Board of Directors. The Company’s independent registered public accounting firm for the fiscal year ended June 30, 2005, was KPMG.

        Representatives of KPMG are expected to be present at the Annual Meeting, will be given the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm’s Fees

        The following table sets forth information regarding fees for professional services rendered by KPMG with respect to fiscal 2005 and 2004.

	2005	2004

Audit Fees (1)	$870,000	$439,000
Audit-Related Fees (2)	106,423	70,300
Tax Fees (3)	75,868	209,183
All Other Fees (4)	1,500	1,350

Total Fees	$1,053,791	$719,833

(1)	Represents fees for the audit of the Company’s annual financial statements for the fiscal years ended June 30, 2005, and June 30, 2004 (including an audit of the Company’s internal controls over financial reporting for the year ended June 30, 2005), the review of the Company’s quarterly financial statements during such fiscal years.
(2)	Consists of the fees for audits of financial statements of certain employee benefit plans and assistance in the interpretation and implementation of accounting standards and regulations.
(3)	Consists of fees for tax services provided to the Company, including principally the review of tax returns and interpretive advice concerning tax laws, as well as tax services provided on behalf of officers.
(4)	Consists of fees for access to KPMG’s Internet Accounting Research web site in fiscal 2005 and 2004.

        The Audit Committee has advised the Company that it has determined that the non-audit services rendered by KPMG during the Company’s most recent fiscal year are compatible with maintaining the independence of such registered public accounting firm.

        At its May 14, 2003, meeting, the Audit Committee adopted policies and procedures for the approval and preapproval of the audit, audit-related, tax, and all other services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the registered public accounting firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general preapproval, it will require specific preapproval by the Audit Committee.  Any proposed services exceeding preapproved cost levels will require specific preapproval by the Audit Committee.  The Audit Committee will revise the list of general preapproved services from time to time, based upon subsequent determinations.  The Audit Committee does not delegate its responsibilities to preapprove services performed by the independent registered public accounting firm to management. The Audit Committee preapproved all audit, audit-related, and permitted non-audit services by KPMG in fiscal 2005.

COMPARISON OF SHAREHOLDER RETURN

        The following graph compares the performance of the Company’s common stock during the period July 1, 2000, to June 30, 2005, with the S&P 500 Index and with a Peer Group of ten companies engaged in multimedia businesses primarily with publishing and/or television broadcasting in common with the Company.

        The S&P 500 Index includes 500 U.S. companies in the industrial, transportation, utilities, and financial sectors and is weighted by market capitalization. The Peer Group selected by the Company for comparison, which is also weighted by market capitalization, is comprised of the following: Belo Corp.; Gannett Co., Inc.; Hearst-Argyle Television, Inc.; The McGraw-Hill Companies, Inc.; Media General, Inc.; The New York Times Company; The Reader’s Digest Association, Inc.; The E.W. Scripps Company; Tribune Company; and The Washington Post Company.

        The graph depicts the results for investing $100 in the Company’s common stock, the S&P 500 Index, and the Peer Group at closing prices on June 30, 2000. It assumes that dividends were reinvested.

	2000	2001	2002	2003	2004	2005

Meredith	$100	107	116	134	169	153
S&P 500	$100	85	70	70	83	89
Peer Group	$100	113	122	129	145	132

SHAREHOLDER PROPOSAL

        Meredith Corporation sets forth below a shareholder proposal and supporting statement. Pursuant to Rule 14a-8(l)(2) of the Securities Exchange Act of 1934, the Board of Directors and Meredith Corporation are not responsible for this proponent’s proposal or supporting statement with respect to its accuracy or otherwise. The Board’s recommendation against the proposal immediately follows the proposal. The proposal may be voted on at the annual meeting only if properly presented by the shareholder proponent or the proponent’s qualified representative. Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, the Company will provide the name, address, and number of Company securities held by the proponent promptly upon receipt of a written or oral request.

Shareholder Proposal

        RESOLVED; That the shareholders of Meredith Corporation (“Meredith” or the “Company”) ask the board of directors to retain an investment banker to develop a plan for a recapitalization to result in one vote per share for all outstanding stock of the Company.

        Supporting Statement.   Meredith has two classes of stock, with publicly traded shares accounting for approximately 30 percent of the voting power and Class B shares (which have ten votes per share) accounting for the other 70 percent. Virtually all Class B shares are held by members of Meredith’s founding family.

        More than 90 percent of the nation’s 1500 largest companies have just one class of shares with each share having one vote. Various companies with dual classes have been sharply criticized for giving preferential treatment to holders of the voting (or super-voting) shares, as with the Times Mirror’s $2.8 billion spin-off in the late 1990s that gave one group of shareholders cash dividends while the other got shares in a highly speculative cable venture. Marriott attempted around the same time to create a preferred class of stock, but the proposal was defeated by its shareholders.

        In recent years, shareholders have approved management proposals to eliminate dual-class stock structures at 11 companies, according to the Investor Responsibility Research Center.

        Recent research efforts suggest that voting control by a company’s insiders can lead to management entrenchment that can have a negative impact on firm investment (Gompers, Ishii and Metrick, Incentives vs. Control: An Analysis of U.S. Dual-class Companies (Jan. 2004)).

        In our view, the concentration of voting control in a few hands may reduce incentives to adopt corporate governance practices that broadly protect shareholder interests. Meredith’s shareholders elect directors to staggered three-year terms rather than electing all directors annually to one-year terms. Also, the Board of Directors’ Compensation Committee and Nominating/Governance Committee are not composed 100% of independent directors, as is normally required under New York Stock Exchange (“NYSE”) listing standards. Instead, the Company has invoked an exemption in the NYSE standards for “controlled companies” (those where a majority of the voting power is held by a small group). That exemption permits those Committees to include a former employee who is a member of the Meredith family.

        Although Meredith has enjoyed strong performance over the past decade, the Company is a large-cap corporation that is part of the S&P 500 index and is therefore widely held by investors. Accordingly, we believe that it is important for public investors to have more of a say on governance and policy issues affecting the Company. We therefore believe that it is important for Meredith to acknowledge its position as a large-cap, widely-held corporation by retaining an investment banking firm to make appropriate recommendations about methods to move towards the creation of one class of stock available to all investors.

        We urge you to vote FOR this proposal.

        Recommendation of the Board of Directors.   THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL. The Board of Directors believes this proposal is NOT in the best interests of the shareholders and opposes this proposal for the following reasons:

        The Company’s founding family (who are the majority holders of the class B stock) has over a 100-year history of significant involvement in the affairs of Meredith Corporation. The directors and management believe that through its actions over the past century the Meredith family has proven that the long-term success of the Company for the benefit of all shareholders has been, and continues to be, the primary purpose of its involvement.

        Nine of the twelve members of the Company’s Board of Directors are independent. All directors act in the best interests of all shareholders, in accordance with their fiduciary duties under Iowa law and the Company’s Restated Articles of Incorporation. Moreover, the Company is operated under sound corporate governance principles (see the Nominating/Governance Committee’s section on p. 9 and the Corporate Governance Guidelines available at http://www.meredith.com/CorpGov/govprin.html). Any related party transactions and relationships are disclosed in the Proxy Statement in accordance with SEC regulations.

        While shareholders should be interested in the extent to which the Company is in line with general principles of corporate governance, they should also give due consideration and weight to the facts and actual experience of the Company in its relationship with its founding family. The Meredith family’s involvement with the Company has greatly benefited all shareholders, and the long history of Meredith family involvement in and with Meredith Corporation has been one of its greatest strengths. Consequently, the Board of Directors believes the proposal is not in the best interests of the Company or shareholders.

        THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST SHAREHOLDER PROPOSAL ITEM 2. Proxies solicited by the Board of Directors will be voted against shareholder proposal item 2 unless shareholders specify a contrary vote.

        The affirmative vote of a majority of the voting power represented at the Annual Meeting and entitled to vote is required to approve a shareholder proposal.

        If any plan for a recapitalization to result in one vote per share for all outstanding stock of the Company were to be proposed, under Iowa law and the Company’s Restated Articles of Incorporation, such a plan could not be effected without the separate approval of the holders of the class B common stock.

SUBMITTING SHAREHOLDER PROPOSALS

        Any shareholder wishing to include a proposal in the Company’s Proxy Statement and form of proxy for the 2006 Annual Meeting of Shareholders must submit the proposal so that it is received by the Company no later than June 1, 2006. The proposal should be addressed to Secretary, Meredith Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023.

        Pursuant to the Company’s Bylaws, any shareholder wishing to bring a proposal before the 2006 Annual Meeting of Shareholders (but whose proposal will not be included in the Company’s Proxy Statement) must deliver written notice of such proposal in accordance with the requirements of the Bylaws to the Secretary of the Company at the address specified above not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s Annual Meeting. For 2006, such proposal must be received not earlier than the close of business on July 11, 2006, and not later than the close of business on August 10, 2006, and otherwise comply with the requirements of the Bylaws. If the date of the 2006 Annual Meeting is advanced by more than 30 days or postponed by more than 60 days from the first anniversary of the 2005 Annual Meeting, different deadlines will apply.

        Pursuant to the Company’s Bylaws, any shareholder wishing to propose a nominee for the Board of Directors must deliver written notice of such proposed nominee to the Secretary of the Company at the address specified above not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s Annual Meeting. For 2006, written notice of such proposed nominee must be received not earlier than the close of business on July 11, 2006, and not later than the close of business on August 10, 2006, and otherwise comply with the requirements of the Bylaws. If the date of the 2006 Annual Meeting is advanced by more than 30 days or postponed by more than 60 days from the first anniversary of the 2005 Annual Meeting, different deadlines will apply.

FURTHER BUSINESS

        Except as described in this Proxy Statement, management knows of no other business intended to be presented at the meeting, but, if any other business properly comes before the meeting, the persons named in the enclosed form of proxy will vote all proxies in accordance with their best judgment, using the discretionary authority granted in the proxies.

JOHN S. ZIESER
Vice President-Corporate Development,
General Counsel and Secretary

Des Moines, Iowa
September 29, 2005

EXHIBIT A

MEREDITH CORPORATION
AUDIT COMMITTEE CHARTER

Purpose

        The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

        The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

Committee Membership

        The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. At least one member of the Audit Committee shall be a financial expert as defined by the Commission. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies. The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating/Governance Committee. Audit Committee members may be replaced by the Board.

Meetings

        The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically with management (including the Chief Financial Officer and Chief Accounting Officer), the internal auditors and the independent auditor in separate executive sessions and have such other direct and independent interaction with such persons from time to time as the members of the Audit Committee may deem appropriate. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities

        The Audit Committee shall have the sole authority to appoint or replace the independent auditor. The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

        The Audit Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

        The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report to any advisors employed by the Audit Committee.

        The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

        The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.
2.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.
3.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles.
4.	Review and discuss with management and the independent auditor any major issues as to the adequacy of the Company’s internal controls, any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in control over financial reporting.
5.	Review and discuss with management (including the senior internal audit executive) and the independent auditor the Company’s internal controls report and the independent auditor’s attestation of the report prior to the filing of the Company’s Form 10-K.
6.	Review and discuss quarterly reports from the independent auditors on:
(a)	All critical accounting policies and practices to be used.
(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.
(c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.
7.	Review and discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done in advance of publication and generally (e.g., consisting of discussing the types of information to be disclosed and the types of presentations to be made).
8.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.
9.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.
10.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.
11.	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

12.	Review and evaluate the lead partner of the independent auditor team.

13.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.
14.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.
15.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.
16.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

17.	Review the appointment and replacement of the senior internal auditing executive.
18.	Review the significant reports to management prepared by the internal auditing department and management’s responses.
19.	Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit. Approve the internal audit plan for the upcoming year.

Compliance Oversight Responsibilities

20.	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.
21.	Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.
22.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
23.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.
24.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Limitation of Audit Committee’s Role

        While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

ANNUAL MEETING OF SHAREHOLDERS
Tuesday, November 8, 2005
10:00 A.M.
1716 Locust Street
Des Moines, Iowa 50309-3023

MEREDITH CORPORATION 1716 Locust Street Des Moines, Iowa 50309-3023	Common Stock	proxy

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MEREDITH CORPORATION

The undersigned hereby appoints WILLIAM T. KERR and ROBERT E. LEE, or either of them, with full power of substitution to each, as attorneys and proxies to represent the undersigned at the Annual Meeting of Shareholders of Meredith Corporation to be held at 1716 Locust Street, Des Moines, IA 50309-3023 on Tuesday, November 8, 2005, at 10:00 A.M., local time, and any adjournment thereof, and to vote all shares of common stock that the undersigned may be entitled to vote at said meeting as directed with respect to the matters as set forth in the Proxy Statement. If any other business should properly come before the meeting and/or at any adjournment thereof, the shares represented by the proxies and voting instructions solicited thereby may be discretionarily voted on such business in accordance with the best judgment of the proxy holders.

The tabulator cannot vote your shares unless you vote in accordance with the instructions provided.

REQUEST FOR VOTING INSTRUCTIONS

Meredith Corporation Employee Stock Purchase Plan of 2002 and
Meredith Savings and Investment Plan
Voting Instructions to Trustee of Meredith Corporation Employee Stock Purchase Plan of 2002
and to Trustee of Meredith Savings and Investment Plan

As a participant in the Meredith Corporation Employee Stock Purchase Plan of 2002 and/or the Meredith Savings and Investment Plan, you have the right to give instructions to the Plan trustee(s) as to the voting of certain shares of Meredith Corporation common stock allocated to your account. The voting of those shares will occur at the Annual Meeting of Shareholders or at any adjournment or postponement thereof. In this regard, please indicate your voting choices on this card, sign and date it, and return this card promptly in the enclosed postage-paid envelope. If your instructions are not received at least five days prior to the Annual Meeting, or if you do not respond, shares held in your account for which a proxy is not received will be voted discretionarily by the trustee(s) and in accordance with the Employee Retirement Income Security Act of 1974 (ERISA).

See Reverse Side

There are three ways to vote your proxy.	COMPANY #

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 Noon (CT) on November 7, 2005.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions provided.

VOTE BY INTERNET — http://www.eproxy.com/mdp/ — QUICK *** EASY *** IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 Noon (CT) on November 7, 2005.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Meredith Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by phone or Internet, please do not mail your proxy card

\/  Please detach here  \/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND A VOTE AGAINST ITEM 2.

1.	To elect four Class I directors for terms expiring in 2008, as provided in the Bylaws of the Company:	01 Robert E. Lee 02 David J. Londoner	03 Philip A. Marineau 04 Charles D. Peebler, Jr.	[ ]	Vote FOR all nominees (except as marked)	[ ]	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided.)

2.	To act upon a shareholder proposal to retain an investment banker to develop a plan for recapitalization.	[ ] For [ ] Against [ ] Abstain

THIS PROXY/VOTING INSTRUCTION, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES AND AGAINST ITEM 2.

Address Change? Mark box   [   ]   Indicate changes below:

Date ___________________________________________ 2005

Signature(s) in box
Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

ANNUAL MEETING OF SHAREHOLDERS
Tuesday, November 8, 2005
10:00 A.M.
1716 Locust Street
Des Moines, Iowa 50309-3023

MEREDITH CORPORATION 1716 Locust Street Des Moines, Iowa 50309-3023	Class B Common Stock	proxy

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MEREDITH CORPORATION

The undersigned hereby appoints WILLIAM T. KERR and ROBERT E. LEE, or either of them, with full power of substitution to each, as attorneys and proxies to represent the undersigned at the Annual Meeting of Shareholders of Meredith Corporation to be held at 1716 Locust Street, Des Moines, IA 50309-3023 on Tuesday, November 8, 2005, at 10:00 A.M., local time, and any adjournment thereof, and to vote all shares of common stock that the undersigned may be entitled to vote at said meeting as directed with respect to the matters as set forth in the Proxy Statement. If any other business should properly come before the meeting and/or at any adjournment thereof, the shares represented by the proxies and voting instructions solicited thereby may be discretionarily voted on such business in accordance with the best judgment of the proxy holders.

The tabulator cannot vote your shares unless you vote in accordance with the instructions provided.

REQUEST FOR VOTING INSTRUCTIONS

Meredith Corporation Employee Stock Purchase Plan of 2002 and
Meredith Savings and Investment Plan
Voting Instructions to Trustee of Meredith Corporation Employee Stock Purchase Plan of 2002
and to Trustee of Meredith Savings and Investment Plan

As a participant in the Meredith Corporation Employee Stock Purchase Plan of 2002 and/or the Meredith Savings and Investment Plan, you have the right to give instructions to the Plan trustee(s) as to the voting of certain shares of Meredith Corporation common stock allocated to your account. The voting of those shares will occur at the Annual Meeting of Shareholders or at any adjournment or postponement thereof. In this regard, please indicate your voting choices on this card, sign and date it, and return this card promptly in the enclosed postage-paid envelope. If your instructions are not received at least five days prior to the Annual Meeting, or if you do not respond, shares held in your account for which a proxy is not received will be voted discretionarily by the trustee(s) and in accordance with the Employee Retirement Income Security Act of 1974 (ERISA).

See Reverse Side

There are three ways to vote your proxy.	COMPANY #

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 Noon (CT) on November 7, 2005.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions provided.

VOTE BY INTERNET — http://www.eproxy.com/mdp/ — QUICK *** EASY *** IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 Noon (CT) on November 7, 2005.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Meredith Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by phone or Internet, please do not mail your proxy card

\/  Please detach here  \/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND A VOTE AGAINST ITEM 2.

1.	To elect four Class I directors for terms expiring in 2008, as provided in the Bylaws of the Company:	01 Robert E. Lee 02 David J. Londoner	03 Philip A. Marineau 04 Charles D. Peebler, Jr.	[ ]	Vote FOR all nominees (except as marked)	[ ]	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided.)

2.	To act upon a shareholder proposal to retain an investment banker to develop a plan for recapitalization.	[ ] For [ ] Against [ ] Abstain

THIS PROXY/VOTING INSTRUCTION, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES AND AGAINST ITEM 2.

Address Change? Mark box   [   ]   Indicate changes below:

Date ___________________________________________ 2005

Signature(s) in box
Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.